Exhibit 99.2

CINERGY CORP.

CONSOLIDATED STATEMENTS OF INCOME

For the Periods Ended December 31, 2004 and 2003

(unaudited)

(dollars in thousands, except per share amounts)

	Quarter Ended		Year To Date
	2004	2003	2004	2003

Operating Revenues
Electric	$855,571	$853,556	$3,536,649	$3,320,256
Gas	259,090	197,129	783,316	835,507
Other	102,311	71,335	367,985	260,114
Total Operating Revenues	1,216,972	1,122,020	4,687,950	4,415,877

Operating Expenses
Fuel, emission allowances, and purchased power	310,163	316,332	1,244,027	1,136,950
Gas purchased	137,359	134,938	428,087	503,834
Costs of fuel resold	77,450	51,691	280,891	196,974
Operation and maintenance	313,297	258,721	1,282,278	1,118,680
Depreciation	126,533	98,726	460,389	398,871
Taxes other than income taxes	49,625	49,211	253,945	249,746
Total Operating Expenses	1,014,427	909,619	3,949,617	3,605,055

Operating Income	202,545	212,401	738,333	810,822

Equity in Earnings of Unconsolidated Subsidiaries	30,154	3,549	48,249	15,201
Miscellaneous Income (Expense) - Net	8,206	10,478	(3,213)	38,156
Interest Expense	65,792	77,140	275,238	270,874
Preferred Dividend Requirement of Subsidiary Trust	—	—	—	11,940
Preferred Dividend Requirements of Subsidiaries	858	859	3,432	3,433

Income Before Taxes	174,255	148,429	504,699	577,932

Income Taxes	27,829	41,387	103,831	143,508

Income Before Discontinued Operations and Cumulative Effect of a Change in Accounting Principles	$146,426	$107,042	$400,868	$434,424
Discontinued operations, net of tax	—	11	—	8,886
Cumulative Effect of a change in accounting principles, net of tax	—	—	—	26,462
Net Income	$146,426	$107,053	$400,868	$469,772

Average Common Shares Outstanding	183,455	178,288	180,965	176,535

Earnings Per Common Share - Basic
Income before discontinued operations and cumulative effect of changes in accounting principles	$0.81	$0.60	$2.22	$2.46
Discontinued operations, net of tax	—	—	—	0.05
Cumulative effect of changes in accounting principles, net of tax	—	—	—	0.15
Net Income	$0.81	$0.60	$2.22	$2.66

Earnings Per Common Share - Diluted
Income before discontinued operations and cumulative effect of changes in accounting principles	$0.79	$0.59	$2.18	$2.43
Discontinued operations, net of tax	—	—	—	0.05
Cumulative effect of changes in accounting principles, net of tax	—	—	—	0.15
Net Income	$0.79	$0.59	$2.18	$2.63

Cash Dividends Declared Per Common Share	$0.47	$0.46	$1.88	$1.84

Note: Prior year data has been reclassified to conform with current year presentation.